Exhibit 99.3

Management’s Discussion and Analysis of InfuSystem, Inc. for the Three Months and Six Months ended June 30, 2007

Forward-Looking Statements

Statements about InfuSystem in this Form 8-K are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to provide revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made about InfuSystem in this Form 8-K and the Company’s other SEC filings that seek to advise interested parties of the risks and other factors that affect InfuSystem’s business. The risks affecting InfuSystem’s business include, among others, the following: physician acceptance of infusion-based therapeutic regimens; implementation of InfuSystem’s sales strategy; dependence on InfuSystem’s suppliers and the market availability to physicians of drugs used in chemotherapy; InfuSystem’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards, and the concurrence of regulatory agencies with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability and acceptance; competition in the industry; technological changes; intellectual property claims; InfuSystem’s growth strategy, involving entry into new fields of infusion-based therapy; and inadequacy of booked reserves. All forward-looking statements, whether made in this Form 8-K or elsewhere, should be considered in context with the various disclosures made by the Company about InfuSystem’s business.

Interim Results of Operations for the three months and six months ended June 30, 2007

Revenues

Revenues for the three and six months ended June 30, 2007 were $7.8 million and $15.7 million, respectively, compared to $8.0 million and $15.7 million for the same periods in the prior year, a decrease of 2% for the three months ended June 30, 2007. Revenues during the six months ended June 30, 2007 were comparable to the same period in the prior year. The decrease in revenues for the three months ended June 30, 2007 compared to the prior year was primarily due to reduced net billing revenue as a percentage of gross billings, offset in part by an increase in gross billing volume. Revenues did not increase during the six months ended June 30, 2007 compared to the prior year primarily due to reduced net billing revenue as a percentage of gross billings, offset by an increase in gross billing volume.

Cost of Revenues

Cost of revenues decreased 27%, or $0.6 million, to $1.5 million for the three months ended June 30, 2007 from $2.1 million for the same period in the prior year and decreased 7%, or $0.3 million, to $3.9 million for the six months ended June 30, 2007 from $4.2 million for the same period in the prior year. Cost of revenues decreased for the three and six months ended June 30, 2007 compared to the same periods in the prior year primarily due to the reversal of the cumulative effects of the liability and expense recorded to date related to the unpaid use taxes during the second quarter of 2007, resulting in a decrease of approximately $0.8 million in cost of revenues. The decrease from the reversal was partially offset by an increase in the amount of depreciation expense recognized in cost of revenues from additional pump purchases made towards the end of 2006.

In August 2005, the State of Michigan Department of Treasury issued a decision and order of determination which provided that InfuSystem is liable for use taxes on its purchases of infusion purchases. As a result, InfuSystem had recorded through March 31, 2007 a cumulative net increase to net fixed assets of $700,000, a tax liability of $1,466,000, and total expense of $1,033,000, consisting of $766,000 cost of sales and $267,000 accrued interest expense. InfuSystem appealed the decision on the belief that portable infusion pumps qualify for an exemption from tax under Michigan law. On April 24, 2007, the Michigan Tax Tribunal granted a Motion for Summary Disposition in favor of InfuSystem, which was not appealed by the State of Michigan Department of Treasury. The review period for the ruling by the Michigan Tax Tribunal has ended which effectively forecloses further appeal of the April 2007 decision. As such, InfuSystem reversed in the second quarter of 2007 the cumulative effects of the liability and expense recorded to date. InfuSystem’s balance sheet reflected the decrease of $1,466,000 and $267,000 of accrued tax liability and accrued interest expense, respectively, and a decrease of $700,000 in cumulative net fixed assets. On its statement of income InfuSystem recorded a reversal of $1,033,000 in total expense, consisting of $766,000 of cost of sales and $267,000 of interest expense.

Cost of revenues decreased as a percentage of revenues by seven percentage points for the three months ended June 30, 2007 and two percentage points for the six months ended June 30, 2007, compared to the same periods in the prior year.

Selling and Marketing Expenses

Selling and marketing expenses for the three and six months periods ended June 30, 2007 were $1.0 million and $2.0 million, respectively, compared to $0.9 million and $1.9 million for the three and six months ended June 30, 2006, respectively, increases of 10% and 5%, respectively. The increase during the three months ended June 30, 2007 was primarily due to increases in advertising and promotion and salaries and commission expenses. The increase during the six months ended June 30, 2007 was primarily due to increases in non-cash compensation expense related to the recognition of deferred compensation and salaries and commission expenses.

As a percentage of net revenues, selling and marketing expenses increased by approximately one percentage point for the three and six months ended June 30, 2007, compared to the same periods in the prior year, primarily because of the increase in selling and marketing expenses described above.

General and Administrative Expenses

General and administrative expenses increased 24%, or $1.2 million, to $6.3 million for the six months ended June 30, 2007 from $5.1 million for same period in the prior year. General and administrative expenses for the three months ended June 30, 2007 was comparable to the same period in the prior year. The increase during the six months ended June 30, 2007 was primarily attributable to an increase in bad debt expense of $1.2 million. The increase in bad debt expense for the six months ended June 30, 2007 compared to the same period in the prior year included the effects of a delay in collections from a specific large third party insurer and continued application of an aging schedule in determining bad debt expense. The delays resulted from procedural and processing changes within the insurer’s affiliated group of companies.

InfuSystem estimates that unreimbursed processing costs borne by InfuSystem for I-Flow’s ON-Q billings and reflected in its financial statements were approximately $0.3 million and $0.7 million for the three and six months ended June 30, 2007, respectively, compared to $0.4 million and $0.7 million for the same periods in the prior year. InfuSystem continued to bear these processing costs until the closing of the sale of InfuSystem to the Company on October 25, 2007. At the time of closing, I-Flow and InfuSystem entered into a services agreement that will result in I-Flow compensating InfuSystem for its processing costs related to I-Flow’s ON-Q® billings and providing InfuSystem with an incentive-based reimbursement arrangement. Pursuant to the terms of the services agreement, InfuSystem will continue to provide to I-Flow, from and after the closing, the billing and collection services and management services InfuSystem has been providing prior to the date of the closing. The term of the services agreement will be three years, but it may be terminated earlier, after 18 months. Fees paid by I-Flow under the services agreement will be set at the higher of a cost-plus or percentage of collections.

In connection with the sale of InfuSystem to the Company, I-Flow incurred certain expenses related to the divestiture of InfuSystem, including legal and professional fees that resulted directly from the sale transaction. Divestiture expenses for the three and six months ended June 30, 2007 were $176,000 and $433,000, respectively, which were not reimbursed from InfuSystem to I-Flow and not reflected in InfuSystem’s financial statements.

General and administrative expenses for the three and six months ended June 30, 2007 and 2006 do not include overhead costs associated with administrative services and corporate oversight that had historically been provided by I-Flow Corporation, InfuSystem’s former parent, at no charge to InfuSystem, including with respect to the following: insurance, benefits, employee stock option administration, human resources, finance, information technology, investor relations, corporate governance, SEC compliance, general management, strategy development, taxes, audits, cash management, legal work, regulatory compliance and budgeting. As a result of the acquisition of InfuSystem by the Company, these services will no longer be provided by I-Flow Corporation, and general and administrative expenses to InfuSystem may increase accordingly.

Interest Income/Expense

Interest income was $267,000 for the three months ended June 30, 2007 as compared to interest expense of $21,000 for the same period in the prior year. Interest income was $237,000 for the six months ended June 30, 2007 as compared to interest expense of $58,000 for the same period in the prior year. The changes in interest income and expense for three and six months ended June 30, 2007 were primarily due to the reversal during the second quarter of 2007 of $267,000 of accrued interest expense related to the unpaid Michigan use taxes.

Income Tax Provision

The income tax provision for the three and six months ended June 30, 2007 was $1.1 million and $1.5 million, respectively, compared to $0.8 million and $1.6 million for the same periods in the prior year, an increase of 39% for the three months ended June 30, 2007 and a decrease of 7% for the six months ended June 30, 2007 compared to the same periods in the prior year. The changes were primarily attributable to the increase in pretax income during the three months ended June 30, 2007 and the decrease in pretax income during the six months ended June 30, 3007 compared to the same periods in the prior year. InfuSystem’s effective tax expense rates for the three and six months ended June 30, 2007 were 39.8% and 39.9%, respectively, compared to 37.0% and 36.6% for the same periods in the prior year. The increase in InfuSystem’s effective tax expense rates for these periods was primarily due to the accrual of interest and penalties subsequent to InfuSystem’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

Net Income

Net income for the three and six months ended June 30, 2007 was $1.7 million and $2.3 million, respectively, compared to $1.4 million and $2.9 million for the same periods in the prior year, an increase of 23% for the three months ended June 30, 2007 and a decrease of 19% for the six months ended June 30, 2007. The increase during the three months ended June 30, 2007 was primarily due to an increase of $0.4 million in gross profit and increase of $0.3 million in interest income, partially offset by an increase of $0.3 million in income tax expense. The decrease during the six months ended June 30, 2007 was primarily due to an increase of $1.2 million in general and administrative expenses, partially offset by an increase of $0.3 million in gross profit, $0.3 million increase in interest income and a decrease of $0.1 million in income tax provision.

Liquidity and Capital Resources

During the six months ended June 30, 2007, cash provided by operating activities was $4.4 million, compared to $2.7 million for the same period in the prior year. The increase in cash provided by operating activities was primarily due to a decrease in accounts receivable and increase in other liabilities, partially offset by an increase in payments for accounts payable due to the timing of payments.

During the six months ended June 30, 2007, cash used in investing activities was $1.2 million, compared $1.0 million for the same period in the prior year. The increase in cash used in investing activities was primarily due to an increase in the purchases of electronic infusion pumps to support the rental business, offset in part by an increase in the proceeds from the sale of property. InfuSystem spent $1.5 million on the purchases of electronic infusion pumps during the six months ended June 30, 2007, compared to $1.0 million during the same period in the prior year.

During the six months ended June 30, 2007, cash used in financing activities was $4.7 million, compared to cash used in financing activities of $3.6 million for the same period in the prior year. The increase in cash used in financing activities was primarily due to an increase in net dividends to I-Flow, InfuSystem’s former parent.

As of June 30, 2007, InfuSystem had cash and cash equivalents of $0.4 million, net accounts receivable of $7.6 million and net working capital of $7.6 million. At that time, InfuSystem believed, notwithstanding the then-pending transaction with the Company, that current funds were sufficient to provide for InfuSystem’s projected needs to maintain operations for at least the following 12 months. After the closing of transaction with the Company on October 25, 2007, InfuSystem is obligated to make principal and interest payments to I-Flow on the secured promissory note. The Company believes that InfuSystem’s funds, together with cash as may be provided by the Company or Acquisition Sub, are sufficient to provide for InfuSystem’s projected needs to maintain operations for at least the following 12 months.

During the six months ended June 30, 2007, InfuSystem had no material changes outside the normal course of business in the contractual obligations and commercial commitments described below under the caption “Contractual Obligations and Commercial Commitments as of 12/31/06” in the Company’s Definitive Proxy Statement. During the same period, InfuSystem had no material off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.